Exhibit 10.4
Fiscal Year 2006 Bonus Plan Enhancement
Addendum to Fiscal Year 2006 Bonus Plan
Each bonus eligible associate of the Company will receive a one-time bonus enhancement applicable to the associate’s Fiscal Year 2006 Annual Bonus Plan (but excluding Store Manager and Assistant Store Manager level annual bonus plans, and other special project bonuses). Aaron Brothers District Managers are on a quarterly bonus plan and will be eligible for an enhancement plan using similar concepts as outlined below.
Purpose
The Company’s management team represents an important asset of the Company. This Bonus Plan Enhancement will serve to provide retention value to employees during a year in which the Company explores strategic alternatives to increase its stockholders’ value, encourage continued high levels of performance, and to ensure focus on and continuity of the Company’s business operations.
Bonus Plan Enhancement Details
1.	The eligibility provisions set forth in the associate’s FY 2006 Bonus Plan apply to this Bonus Enhancement.

2.	The Company guarantees a bonus payment to the associate under the FY 2006 Bonus Plan at a payout level of one step below Target (i.e., Plan 100%), to be paid in March 2007.

3.	In addition to the bonus payout outlined in the associate’s FY 2006 Bonus Plan, each associate will be eligible to receive an additional bonus payment of between 0% and 75% of the Target bonus percentage. Determination of the additional bonus payment will be based solely upon the associate’s FY 2006 Performance Appraisal rating, as follows:

FY 2006 Performance Appraisal Rating
*	Additional Payout Potential
Exceeds Expectations	75% of Target bonus payout
High Meets Expectations	50% of Target bonus payout
Low Meets Expectations	25% of Target bonus payout
Needs Development	0%

*	More details on this rating scale will be distributed prior to the FY 2006 mid-year review
Example
1.	Assume an employee with a FY 2006 bonus eligible salary of $60,000 (as of FY begin: January 29, 2006), with a Target bonus of 10% and Super bonus of 15%, as outlined in the employee’s FY 2006 Bonus Plan.

2.	At a payout level of one step below Target (FY 2006 guarantee), the FY 2006 bonus payment would be:
•	$60,000 X 8.75% = $5,250 (may be higher based upon actual bonus plan criteria performance)
3.	The additional payout potential based upon the associate’s individual performance would add the following, depending upon the FY 2006 Performance Appraisal rating:
•	If Low Meets Expectations (25% X Target 10% X $60,000) = $1,500

•	If High Meets Expectations (50% X Target 10% X $60,000) = $3,000

•	If Exceeds Expectations (75% X Target 10% X $60,000) = $4,500
4.	If the associate is rated Low Meets Expectations, the total minimum payout potential would be:
•	$5,250 + $1,500 = $6,750
5.	If the associate is rated Exceeds Expectations and the Super payout level is achieved, the payout potential would be:
•	$60,000 X 15% = $6,000 plus $4,500 = $10,500
Plan Modifications
Your rights under this Bonus shall be personal and are not subject to any additional conditions or requirements. You may rely on the terms set forth in this Bonus Plan, and the Company may not adversely amend or modify your rights, or terminate your Bonus, without your prior written consent. Upon a Change in Control (as defined in the Company 2005 Incentive Compensation Plan), the Company shall administer the terms of your Bonus in the ordinary course of its business, and any successor to the business or the assets of the Company shall be bound by the terms of this Bonus Plan to the same extent that the Company would have otherwise been obligated to you. In the event that any successor would not be required to be bound by the terms of this Bonus Plan under applicable law, the Company shall require such successor to expressly and unconditionally assume and agree to perform the Company’s obligations under this Bonus Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession would have taken place.